Exhibit 99.1
National Interstate Corporation Reports Preliminary 2014 Results

•	Gross premiums written increased 11% for fourth quarter and 9% for the full year

•	Fourth quarter combined ratio expected to range between 102% and 103%

•	Rate increase on renewal business of approximately 7% in 2014, underwriting actions continue

•	Earnings conference call to be held on February 25, 2015

Richfield, Ohio, February 2, 2015 - National Interstate Corporation (Nasdaq: NATL) today reported gross premiums written and anticipated net income per share for the 2014 fourth quarter and full year. Gross premiums written increased 11% for the 2014 fourth quarter and 9% for the 2014 full year compared to the same 2013 periods primarily from growth in the Alternative Risk Transfer (ART) and Transportation components. The Company expects net income for the 2014 fourth quarter to decline as compared to the fourth quarter of last year reflecting elevated claims results in the quarter.

Estimated Earnings per Share
The Company’s net income, determined in accordance with U.S. generally accepted accounting principles (GAAP), includes items that may not be indicative of ongoing operations. The following table reconciles net income to net income from operations, a non-GAAP financial measure that is a useful tool for investors and analysts in analyzing ongoing operating trends. Net income from operations includes underwriting income and net investment income.

	Three Months Ended December 31,
	2014 Expected Range		2013
Net income from operations per share, diluted	$0.21	$0.25	$0.40
After-tax net realized gains from investments per share, diluted	0.01	0.03	0.03
Net income per share, diluted	$0.22	$0.28	$0.43

	Year Ended December
	2014 Expected Range		2013
Net income from operations per share, diluted	$0.39	$0.43	$0.67
After-tax net realized gains from investments per share, diluted	0.21	0.23	0.22
After-tax impact from transaction expenses per share, diluted	(0.07)	(0.07)	0.00
Net income per share, diluted	$0.53	$0.59	$0.89

The Company anticipates net income for the fourth quarter and full year of 2014 to decrease as compared to the same 2013 periods primarily as a result of increased loss and loss adjustment expenses.

Underwriting Results: The Company expects to report a combined ratio between 102% and 103% for the 2014 fourth quarter which will result in 2014 full year combined ratio of approximately 104%. During the current quarter the Company experienced an elevated number of severe claims related to the current accident year primarily concentrated in commercial auto liability coverages for several trucking products. In the first half of 2014 the Company reported prior year adverse development, including reserve strengthening during the 2014 second quarter, which is in contrast to the last six months of 2014 which had minimal adverse development from prior year claims. Unfavorable development from prior year claims added approximately 5.5 percentage points to the 2014 calendar year combined ratio.

The Company continues to closely monitor the commercial auto liability line of business with enhanced focus on re-underwriting to improve performance, including pricing and risk selection on new and renewal business. In 2013 the Company exited several unprofitable businesses, including the commercial vehicle product, and priced away or chose not to renew over $65 million of business. Applying the same disciplines, in 2014 the Company shed approximately $40 million in business through non-renewals or rate actions. In 2014, the Company has averaged rate increases on renewed business of approximately 7%, which has remained relatively consistent throughout the year and across all products.

The Company continues to effectively manage underwriting expenses with expected underwriting expense ratios for both the 2014 fourth quarter and full year being comparable to last year.

Investments: The Company expects to report investment income of approximately $9 million for the 2014 fourth quarter and $35 million for the 2014 full year. In addition, the Company achieved realized gains from investments for the 2014 full year that were comparable to 2013. The yield, credit quality and duration of the portfolio have remained consistent for the past three years.

Gross Premiums Written
The table below summarizes gross premiums written by business component:

	Three Months Ended December 31,
	2014		2013
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$116,770	58.7%	$101,562	56.7%
Transportation	66,903	33.6%	62,630	34.9%
Specialty Personal Lines	7,553	3.8%	8,218	4.6%
Hawaii and Alaska	4,609	2.3%	4,176	2.3%
Other	3,218	1.6%	2,692	1.5%
Gross premiums written	$199,053	100.0%	$179,278	100.0%

	Twelve Months Ended December 31,
	2014		2013
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$374,152	54.3%	$326,305	51.7%
Transportation	245,261	35.6%	228,139	36.1%
Specialty Personal Lines	35,597	5.2%	47,715	7.5%
Hawaii and Alaska	21,276	3.1%	20,096	3.2%
Other	12,717	1.8%	9,738	1.5%
Gross premiums written	$689,003	100.0%	$631,993	100.0%

The Company experienced top line growth throughout 2014 resulting in full year gross premiums written of $689 million which is an increase of 9% compared to last year. Each of the components, except for Specialty Personal Lines, experienced growth for the 2014 fourth quarter and full year compared to the same periods in 2013. Improving the underwriting margin remains the primary focus over top line growth as evidenced by the rate increases on renewed business that the Company obtained in 2014 which accounted for a significant portion of the overall top line improvement.

The ART component had the highest growth rate of 14.7% as a result of the addition of new customers, as well as rate and exposure increases on renewal business in the group and national account products. The Transportation component increased 7.5% in 2014 attributable to rate increases as well as new business from recently introduced programs, including expanded limits to trucking customers, waste operations, traditional heavy haul, traditional ambulance, and home delivery insurance. Specialty Personal Lines continues to show a year over year decline in part due to the runoff of the commercial vehicle product that was discontinued in in the third quarter of 2013.

Earnings Conference Call
The Company expects to release its complete 2014 fourth quarter and full year results after the market closes on Tuesday, February 24, 2015. The release will be available shortly thereafter on the Company’s investor relations website at http://invest.natl.com.

The Company will hold a conference call to discuss the 2014 results on Wednesday, February 25, 2015 at 10:00 a.m. Eastern Time. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (877) 837-3911. Please dial in 5 to 10 minutes prior to the scheduled starting time. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website.
Forward-Looking Statements
This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, weakness of the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance, which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; our ability to obtain adequate premium rates and manage our growth strategy; performance of securities markets; our ability to attract and retain independent agents and brokers; customer response to new products and marketing initiatives; tax law and accounting changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; legal actions brought against us; regulatory changes or actions, including those relating to the regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; damage to our reputation; levels of natural catastrophes, terrorist events, incidents of war and other major losses; technology or network security disruptions; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

Any projections previously released by us speak only as of the date on which they were made and may vary from actual results. We assume no obligation to publicly update such projections.

About National Interstate Corporation
An Insurance Experience Built Around You
National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated "A" (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).
Contact:
Gary Monda
National Interstate Corporation
877-837-0339
investorrelations@natl.com
www.natl.com